                                                                   EXHIBIT 10.35

                     CONTENT PARTNER/DISTRIBUTION AGREEMENT


This Content Partner/Distribution Agreement ("Agreement") is entered into by and among Pets.com, Inc., a corporation duly organized under the laws of the State of Delaware, with its principal place of business at 435 Brannan Street, San Francisco, California 94107 ("Content Partner"), Buena Vista Internet Group, a corporation duly organized under the laws of the State of California, with its principal place of business at 500 South Buena Vista Street, Burbank, CA 91521-0607 ("BVIG"), and Infoseek Corporation, a corporation duly organized under the laws of the State of California, with its principal place of business at 1399 Moffett Park Drive, Sunnyvale, California 94089-1134 ("Infoseek") (BVIG and Infoseek collectively referred to herein as the "GO Entities"). The effective date of this Agreement is January 15, 2000 (the "Effective Date").


WITNESSETH:


WHEREAS, BVIG hosts and maintains the U.S. versions of certain Internet sites, including Family.com and Disney.com, which sites are part of GO Network.

WHEREAS, Infoseek hosts and maintains the U.S. version of the Internet portal service which is part of GO Network.

WHEREAS, Catalyst Investments, L.L.C. ("Catalyst") is a limited liability corporation which makes and holds certain investments for The Walt Disney Company.

WHEREAS, ABC, Inc. ("ABC") owns and/or operates certain broadcast properties.

WHEREAS, BVIG, Infoseek, Catalyst and ABC are subsidiaries and Affiliates of The Walt Disney Company.

WHEREAS, Content Partner is an online retailer of pet products, information and resources.

WHEREAS, the GO Entities wish to enter into a relationship with Content Partner for, among other things, the distribution and placement of certain Content Partner content and advertising on GO Network, advertising by Content Partner on the ABC broadcast properties, Catalyst's equity investment in Content Partner and joint on-line and offline promotion opportunities.

NOW, THEREFORE, for good and valuable consideration, and in consideration of the mutual covenants and conditions herein set forth, and with the intent to be legally bound thereby, BVIG, Infoseek and Content Partner hereby agree as follows:

ARTICLE 1       DEFINITIONS

        1.1 AFFILIATE means with respect to a party to this Agreement, any entity that directly or indirectly controls, or is under common control with, or is controlled by, such party or in which such party beneficially owns at least fifty percent (50%) of the equity interests; "control" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

        1.2 CONTENT means editorial content, products, services, tools, applications and commerce provided by Content Partner to the GO Entities or distributed by Content Partner to GO



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                Network Users through the GO Network-Wrapped Pages relating to pets and animals and as further described in Appendix A, including, without limitation, advertisements for Content Partner or its services and/or products.

        1.3 CONTENT PARTNER COMPETITORS mean the following pet supply retailers: PETCO Animal Supplies, Inc., PETsMart, Inc. and its affiliate PETsMART.com, Inc., Petopia.com, Petstore.com, PetQuarters, Inc., Drs. Foster & Smith, Inc., Petland, PetPlanet.com, Inc., PogoPet.com, Inc. and their subsidiaries and direct successors. Upon written notice to the GO Entities, Content Partner may from time to time substitute other companies or entities engaged primarily in the business of pet supplies and accessories retail for the entities listed herein or, subject to the limit described herein, add other companies or entities to the definition of "Content Partner Competitors" subject to the approval of the GO Entities which will not be unreasonably withheld. In no event shall the total number of companies or entities designated by Content Partner as "Content Partner Competitors" exceed ten (10) at any one time.

        1.4 CONTENT PARTNER SERVICE means the U.S. version of the web site located at www.pets.com and/or such other successor, extension or replacement site(s) as may be designated by Content Partner.

        1.5 DISNEY.COM is the U.S. version of the Internet service for The Walt Disney Company currently located at disney.go.com.

        1.6 EFFECTIVE DATE shall have the meaning set forth in the Preamble to this Agreement.

        1.7 FAMILY.COM is the U.S. version of the Internet service related to family issues currently located at family.go.com.

        1.8 GO.COM (THE ENTITY) refers to the online properties of The Walt Disney Company, including the following subsidiaries and organizations of The Walt Disney Company: BVIG (which operates Disney.com, Family.com, mrshowbiz.com and certain other sites), Infoseek (which operates the GO Portal), ABC News/Starwave Partners d/b/a AIV Ventures and ESPN/Starwave Partners d/b/a EIV Ventures, which respectively operate ABCNews.com and ESPN.com.

        1.9     GO.COM COMPETITORS mean the following Internet portal companies:
                AOL, Yahoo, Lycos, Excite, MSN and Snap; and the following media companies: Time Warner and Viacom; and their subsidiaries and direct successors. Upon written notice to Content Partner, the GO Entities may from time to time substitute other companies or entities engaged primarily in the business of providing Internet portal services or in the media business for the entities listed here subject to the approval of Content Partner which will not be unreasonably withheld. In no event shall the total number of companies or entities designated by the GO Entities as "GO.com Competitors" exceed eight (8) at any one time.

        1.10 GO ENTITIES has the meaning set forth in the Preamble to this Agreement and specifically excludes AIV Ventures and EIV Ventures, which respectively operate ABCNews.com and ESPN.com.

        1.11 GO NETWORK is the U.S. version of the Internet service currently located at go.com and certain subdomains of go.com which service includes the GO Portal and certain vertical Internet sites such as Family.com, Disney.com, ABCNews.com and ESPN.com.

        1.12 GO NETWORK-WRAPPED PAGES means co-branded pages with the GO Wrapper that display the Content, as further described herein.



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        1.13    GO PORTAL means the U.S. version of the Internet portal service located at www.go.com and/or such other successor, extension or replacement site(s) as may be designated by the GO Entities.

        1.14 GO WRAPPER means a page with the GO Network Trademarks and includes the GO Network header, footer, tabs, breadcrumb and other navigational elements and copyright notice as provided by the GO Entities.

        1.15    INITIAL TERM has the meaning set forth in Section 12.1.

        1.16 LINK means a so-called "hot link" in graphical and/or textual format located on the applicable areas of the Service which takes a User directly to another web site or area within the site.

        1.17    PETSMART AGREEMENT has the meaning set forth in Section 3.4.

        1.18 STANDARD DISTRIBUTION DEAL means an advertising and/or shopping opportunity that is available to multiple parties in a party's same space. For example, "Standard Distribution Deal" includes key word buys, advertising banner and button buys, and merchant slotting buys.

        1.19 TDSO means The Disney Store online currently located at Store.Disney.go.com.

        1.20 TRADEMARKS means trade names, logos and trademarks, and representations of the foregoing.

        1.21    USERS means individuals or entities that access GO Network.

ARTICLE 2       EQUITY INVESTMENT AND ABC TV ADVERTISING

        2.1 Equity Investment. Content Partner will issue to Catalyst 1,378,000 shares of Content Partner's Series C Preferred Stock (the "Shares") which represent no less than five percent (5%) of the total number of outstanding shares of Content Partner's capital stock (assuming exercise of all outstanding options and warrants) as of the Effective Date in exchange for $11,024,000.00 of Promotion as described below. Terms and conditions regarding the Shares will be as set forth in executed definitive equity documents substantially in the form attached hereto as Appendix B (the "Equity Documents"). In the event and to the extent there is a conflict between the terms and conditions set forth in the Equity Documents and the terms and conditions set forth in this Agreement, the terms and conditions in the Equity Documents shall govern.

        2.2 Consideration For Shares. Content Partner and the GO Entities agree that in consideration for the Shares, "Promotion" shall consist of the ABC Media Rights as described on Appendix C attached hereto, rights to which will not vest until, but will become irrevocable upon, the transfer of the Shares to Catalyst. In the event the GO Entities are unable to provide Promotion as described herein with an aggregate market value of $11,024,000.00 by the date three (3) years from the Effective Date, the GO Entities shall pay Content Partner cash in the amount for which it was unable to provide Promotion. Such make-good cash payment shall be Content Partner's sole and exclusive remedy for the GO Entities' failure to provide such Promotion.



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ARTICLE 3       PURCHASE OF ONLINE MEDIA PLACEMENT

        3.1 Purchase of Online Advertising and Sponsorship. Content Partner hereby agrees to purchase online media placement on GO Network ("Online Advertising") in an aggregate amount of at least Nine Million Dollars ($9,000,000) during the Initial Term of the Agreement. Online Advertising may be placed on GO Network properties operated by BVIG or Infoseek and on properties such as ABCNews.com and ESPN.com operated by GO.com entities which are not parties to this Agreement.

        3.2 Terms and Conditions of Advertising Purchase. Such purchase of online media placement shall be on substantially the terms and conditions set forth in the forms of Advertising Agreement and Advertising Insertion Order attached hereto as Appendices D-1 and D-2, respectively (the "Advertising Agreements").

        3.3 Placement of Advertising. Content Partner, BVIG and Infoseek will determine an initial placement schedule and will meet no less than once every quarter during the Initial Term to review media placements and actual performance against projected impressions and to determine future placement schedules to optimize performance within the projected impression ranges. The initial placement schedule is attached hereto as Appendix E. Placements and impression levels on the initial placement schedule are projections only and are subject to change. Content Partner's Online Advertising will Link to a page in the Content Partner Service. Content Partner may determine the page in the Content Partner Service to which such Online Advertising Links; provided however that no Link shall take a User directly to a registration page in the Content Partner Service. All Online Advertising, including Links from such Online Advertising, shall comply with the then current GO.com Advertising Guidelines, the current form of which is attached hereto as Appendix F-2, and the terms and conditions of the relevant Advertising Agreement.

        3.4 Petsmart Agreement. Content Partner acknowledges that Infoseek is a party to an agreement with Petsmart.com, Inc. (the "Petsmart Agreement") which agreement contains certain advertising and other restrictions. During the term of the Petsmart Agreement, Infoseek will be restricted from accepting certain placements of Content Partner Content, including advertising. Content Partner acknowledges and agrees that nothing in this Agreement is intended to put Infoseek in breach of its obligations under the Petsmart Agreement and any actions taken by Infoseek which Infoseek deems necessary or advisable to comply with the Petsmart Agreement shall not be deemed a breach of this Agreement. In the event the advertising purchase portion of the Petsmart Agreement becomes available during the term of this Agreement, Infoseek will grant Content Partner a right of first refusal to purchase such advertising placement.

        3.5 Fees and Payments. Content Partner will pay advertising fees in accordance with the schedule set forth on Appendix D-3 and the provisions in Article 8.

ARTICLE 4       DISPLAY OF CONTENT ON GO NETWORK

        4.1 General. Subject to the license set forth in Section 6.1, the GO Entities and Content Partner plan to integrate Content into certain areas of GO Network and may display Content on GO Network-Wrapped Pages as described below during the term of this Agreement. In addition, the GO Entities and Content Partner plan to enter into certain joint marketing activities as described herein and as mutually agreed.



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        4.2     Display of Content on GO Network.

                a.      Content Placement. Subject to the license set forth in
                        Section 6.1, the GO Entities will place Content on GO Network as follows:

                        - Disney.com will integrate Content on its Animal/Pets Channel

                        - Disney.com may include a Link to the Content Partner Service from a fixed position on its Animals/Pets Channel

                        It is intended that Content will be integrated into the GO Network so as to retain the "look and feel" of the site/page where the Content is being integrated. The GO Entities will host such Content and shall prepare such Content for display on GO Network by editing and making such other technical alterations conforming such Content to GO Network format provided that the GO Entities shall not alter the substantive meaning of Content. The frequency and actual placement of Content shall be at the sole discretion of the GO Entities. The GO Entities will retain ultimate creative approval over any and all Content displayed on GO Network.

                a. Exclusive Content. Content Partner will provide certain exclusive content to the GO Entities for use on GO Network. Such exclusive Content will not be provided to third parties; provided however, that Content Partner may use such exclusive Content on the Content Partner Service or in its magazine, newsletters or other online and off-line marketing communications. The parties will mutually agree upon the exclusive content to be provided. The GO Entities' use of such exclusive content shall be subject to the license set forth in Section 6.1.

                b. Attribution. Content Partner will generally receive static textual attribution at the top-level page where its Content is distributed on GO Network (other than on the GO Network-Wrapped Pages) and dynamic Link textual attribution at the lowest-level page or end of the Content. For example, a Content Partner article will have a static textual attribution at the beginning of the article and a dynamic "Find Out More" Link at the end. Such Link will Link to the Content Partner Service.

                c. Other Distribution of Content. In addition to distribution of the Content as described above, Content Partner agrees that the GO Entities may distribute such of Content Partner's Content elsewhere on GO Network as the GO Entities deem appropriate. Content displayed on other areas of GO Network will be subject to the terms and conditions stated herein.

                d. Hosting; GO Network Attributes. Disney.com, Family.com and the GO Portal will be hosted by the GO Entities. Notwithstanding anything herein, the GO Entities retain the right to adapt or otherwise alter the design, look and any other attributes of Disney.com, Family.com, the GO Portal and any other pages in GO Network.

        4.3     GO Network-Wrapped Pages.

                a. General; Hosting. The GO Entities may request that Content Partner create GO Network-Wrapped Pages. GO Network-Wrapped Pages are co-branded pages which will contain the GO Wrapper and display Content from Content Partner. It is intended that the GO Network-Wrapped Pages contain substantially the content and features of the Content Partner Service and other content and features as the parties mutually agree. The GO Network-Wrapped Pages may include an opportunity for Users to



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                        register with GO Network and Content Partner as
                        described in Article 7 below. Content Partner will host the GO Network-Wrapped Pages and will serve such pages out of a dynamic virtual domain to be located at http://virtual domain name.go.com (the "Virtual Domain"); provided however, that Users in the Virtual Domain who are accessing product/commerce pages (as opposed to pages with editorial content) may be served from the Content Partner Service as follows: (i) a User in the Virtual Domain who has been reviewing editorial content who then clicks on a product/commerce page may be served from a page in the Content Partner Service upon clicking on to a product/commerce image or Link and
                        (ii) a User who comes to the Virtual Domain by clicking on to a product/commerce page, e.g., through a search for pet supplies, will be served from a GO Network-Wrapped Page in the Virtual Domain until such time as such User puts a product into a Content Partner shopping cart at which time such User maybe served from the Content Partner Service. Content Partner shall own all revenues generated from commerce on the Content Partner Service. The parties anticipate that, excluding virtual domains which may be created for promotions, Content Partner will not be required to maintain more than one Virtual Domain to host the GO Network-Wrapped Pages. All GO Network-Wrapped Pages will include the GO Wrapper but the GO Wrapper will not displace Content Partner's "look and feel," including placement of the Content Partner name and logo. Content Partner will offer its services and products to Users through the GO Network-Wrapped Pages on substantially the same terms and conditions as it offers such services and products to visitors to the Content Partner Service.

                b. Advertising. The GO Entities will be responsible for selling and serving all advertising on the GO Network-Wrapped Pages. The GO Entities will not place advertisements from Content Partner Competitors on the pages in the Virtual Domain; provided however that such restriction shall not apply to run-of-site (ROS) banner advertisements. Any advertising placements in the GO Wrapper will be of a size consistent with other advertising placements across GO Network. In addition, Content Partner acknowledges and agrees that the following shall not constitute a breach of this Section 4.3.b: (a) the GO.com search technology may search the sites of the Content Partner Competitors and (b) the GO Entities may provide search-related products that may include results from the Content Partner Competitors on the Virtual Domain pages.

                c. Counting Page Views. The GO Entities will count all page views on the Virtual Domain.

                d. Distribution of Content Displayed on GO Network-Wrapped Pages. The GO Entities shall not have any rights pursuant to Section 4.2 to integrate, display or otherwise distribute Content which has been distributed by Content Partner to GO Network Users through the GO Network-Wrapped Pages simply as a result of Content Partner's distribution of such Content through the GO Network-Wrapped Pages.

        4.4     Content Guidelines; Delivery of Content; Error Correction.

                a. Content Guidelines. All Content will comply with the then current Content Guidelines and Advertising Guidelines for GO Network. The current forms of Content Guidelines and Advertising Guidelines are set forth in Appendices F-1 and F-2. The GO Entities shall have the right, but not the obligation, to remove, or direct Content Partner to remove, any Content, or any information or other material from any Content, which the GO Entities determine to be offensive, in poor taste, or otherwise objectionable or which would cause one of the GO Entities to be in violation of any agreements existing at the Effective Date with third parties (for example, exclusivity



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

                        agreements prohibiting the provision of credit card services), and Content Partner shall immediately comply with such request.

                b. Delivery of Content. Content Partner will deliver to the GO Entities the Content to be included on GO Network in a digital format (such as HTML) or in another mutually agreeable electronic format, via modem or Internet access (e.g. Internet ftp or Internet e-mail). Content Partner agrees to certify that all deliveries hereunder were made electronically. The initial delivery of Content shall include all items listed on Appendix A and shall be made no later than March 31, 2000. Content Partner will provide additional Content elements and make updates to the Content available to the GO Entities, and the GO Entities will update the Content on GO Network, on a mutually agreed upon schedule and basis.

                c. Error Correction. Content Partner shall promptly remedy and/or correct any material limitations or errors in the Content. Content Partner shall cooperate and assist the GO Entities by promptly answering questions and complaints regarding the Content. Each party shall promptly inform the other parties of any event or circumstance, and provide all information pertaining to such event or circumstance, related or arising from this Agreement which could reasonably lead to a claim or demand against the other parties by any third party.

        4.5     Marketing Agreements.

                a. Inclusion of Promotional Materials. Content Partner will permit the GO Entities, The Walt Disney Company or any of The Walt Disney Company's Affiliates to place promotional materials in at least 150,000 Content Partner customer packages per year. The GO Entities, The Walt Disney Company or The Walt Disney Company's Affiliates, as applicable, shall be responsible for providing such promotional materials. Content Partner will be responsible only for labor-related costs associated with including and shipping such promotional materials with the Content Partner customer packages. The content of such promotional materials and timing of inclusion shall be subjection to approval by Content Partner, which approval will not be unreasonably withheld.

                b. Online Promotions. Content Partner and the Go Entities agree to create six online promotions, such as contests, sweepstakes or games, during the Initial Term. The details of the online promotions will be determined as part of the joint marketing plan described in Section 4.5.c below.

                c. Marketing Plan. Within 75 days of the Effective Date, the GO Entities and Content Partner will jointly draft and agree upon a marketing and promotions program which may include, among other things:

                        i. Special Content Partner offers targeted to GO.com Users (other than TDSO customers) interested in pets.

                        ii. Special Content Partner offers targeted at TDSO customers.

                        iii. An opportunity for Content Partner to be an online distribution source for the purchase of pet-related Disney products, other than through The Disney Store (online or off-line).

                        iv. Opportunity for The Walt Disney Company to send pets.com: The Magazine to its customers. v. Web casts and web chats.

                a. Coordination of Marketing Efforts. The GO Entities and Content Partner will coordinate and communicate direct marketing (e.g. email) efforts aimed at Content



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

                        Partner Users in order to avoid duplicate and spam communications; provided however that the foregoing excludes a party's direct marketing efforts to a User who has opted to receive direct communications from such party.

                e. Other Marketing Discussions. The GO Entities and Content Partner agree to discuss the following additional promotional ideas:

                                             [*]

                f. Marketing and Promotions. All joint marketing and promotional activities shall be subject to final approval and mutual agreement of all parties involved, including, where applicable, TDSO and other GO.com entities or Affiliates. No party shall have any obligation to enter into joint marketing and promotional activities except on terms and conditions expressly agreed to in writing by such party.

        4.6     Exclusivity.

                a. Restriction on Content Partner. Content Partner agrees not to enter into an agreement with any GO.com Competitor during the term of this Agreement except for Standard Distribution Deals unless mutually agreed to by the parties. Notwithstanding the foregoing; the GO Entities acknowledge that Content Partner has entered into an agreement with Blue Mountain Arts/Excite which will expire on September 30, 2000 which agreement will be deemed exempted from the restriction set forth in this Section 4.6.a. In addition, Content Partner may pursue an extension of such agreement on terms and conditions substantially similar to those of the current deal and excluding any provision which requires Content Partner to provide exclusive content to Blue Mountain Arts/Excite.

                b.      Restriction on the GO Entities.

                        The GO Entities agree not to enter into any strategic equity relationship (i.e., of a similar nature to the relationship among the parties described in this Agreement) with any Content Partner Competitor during the term of this Agreement. Notwithstanding the foregoing, the GO Entities may make open market purchases or other investments of any kind strictly for financial investment purposes (i.e., unrelated to a strategic relationship).



[*] CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED
    SEPARATELY WITH THE SEC.


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

                        ii. The GO Entities will not include advertisements or branded (i.e. including attribution) content from Content Partner Competitors on the pages within the Animals/Pets Channel on Disney.com and the Pets Category on Family.com, or successor channels/online properties designated by the GO Entities; provided however that the foregoing exclusivity will not apply to: (i) run-of site advertisements from Content Partner Competitors or (ii) Content Partner Competitors to the extent related to sales of pet supplies or accessories with licensed animated characters, such as a Lion King cat bowl or a 101 Dalmatians dog bed. In addition, the following shall not constitute a breach of this
                                Section 4.6.b.ii: (a) the GO.com search
                                technology may search the sites of the Content Partner Competitors, (b) the GO Entities may provide search-related products that may include results from the Content Partner Competitors on pages within the Animal/Pets Channel on Disney.com and the Pets Category on Family.com, and (c) the Content Partner Competitors may be included in the Search Directory. As used herein, "Search Directory" means the general directory on the GO Portal which is currently accessed through the tab "Search."

                        iii In the event the GO Entities or their Affiliates determine to make a significant product change or change of strategic or product focus, for example merging two or more of its online properties, which affects the Animals/Pets Channel on Disney.com and/or the Pets Category on Family.com, then the GO Entities' obligations under Section 4.6.b.ii above shall terminate with respect to the affected online property. The GO Entities and Content Partner will work together to make appropriate substitutions of online media placements and Content Partner will be entitled to receive a twenty-five percent (25%) discount on such substitutions of affected online media placements. The GO Entities will not be entitled to exercise its rights hereunder prior to three (3) months from the Effective Date nor later than June 1, 2001.

        4.7     Technical Resources; Key Contacts; Reports.

                a. Technical Resources. Content Partner will provide sufficient resources in order to implement Content and advertising placements by March 31, 2000.

                b. Key Contacts. The GO Entities, on the one hand, and Content Partner, on the other hand, will each appoint a single point of contact to manage the relationship among the GO Entities and Content Partner and will identify key contacts in product development, merchandising, customer service and technical support to ensure that the GO Network-Wrapped Pages are working effectively. Content Partner shall further provide the GO Entities with a support contact to provide 24-hour emergency technical support. Until a party provides notice otherwise to the other parties in accordance with
                        Section 16.6, the contacts shall be as follows:

                        GO Entities:                            Content Partner:
                        Relationship Manager: Kari Allen        Relationship Manager: Jennifer Olsen
                        Telephone No.: (818) 623-3471           Telephone No.: (415) 343-1525
                        Email address: kari.allen@corp.go.com   Email address: jennifer@pets.com

                        Product Development Contact: name       Product Development Contact: Sheila Albright
                        Telephone No.:                          Telephone No.: (415) 343-1537
                        Email address:                          Email address: sheila@pets.com

                        Merchandising: name                     Merchandising: John Benjamin
                        Telephone No.:                          Telephone No.: (415) 343-1540
                        Email address:                          Email address: johnb@pets.com

                        Customer Service: name                  Customer Service: Diane Hourany
                        Telephone No.:                          Telephone No.: (415) 343-1538
                        Email address:                          Email address: diane@pets.com



                        Technical Support: name                 Technical Support: Paul Melmon
                        Telephone No.:                          Telephone No.: (415) 343-1549
                        Email address:                          Email address: paulm@pets.com

                        Emergency Technical Support Contact     Emergency Technical Support Contact
                        (24) hours):                            (24 hours): Bayard Carlin
                        Telephone No.:                          Telephone No.: (415) 519-7610
                                                                (40 character limit)
                        Email address:                          Email address: emergency@pets.com

                c. Reports. Content Partner will provide monthly traffic reports to the GO Entities containing the number of visitors to the GO Network-Wrapped Pages, the number of Content Partner Users and such other information as the GO Entities reasonably request related to Users and usage of the GO Network-Wrapped Pages. Reports hereunder will be due within ten (10) business days after the end of the month to which such report relates.

        4.8 Ownership of Intellectual Property. For content or promotions developed by Content Partner solely for distribution, display or other use on GO Network or by the GO Entities, which has not been already incorporated into the Content Partner Service, the GO Entities shall own all design, technology, code and other materials produced in relation to this Agreement. Except as set forth herein, for all content or promotions not created by Content Partner solely for distribution, display or other use on GO Network or by the GO Entities, the party creating such content or promotion shall own such content or promotion, including all related intellectual property rights. If content or promotions are jointly created by Content Partner and one or more of the GO Entities, then the GO Entities will own such content or promotion, including all related intellectual property right; provided however that the GO Entities may not license or otherwise provide such content or promotions to Content Partner Competitors during the term of this Agreement. In clarification and not in modification of the foregoing, each party shall retain all rights for copyrighted material and Trademarks and the GO Entities shall not have any ownership rights to the Pets.com, Inc. Sock Puppet and Content Partner will not have any ownership rights to any character owned or controlled by The Walt Disney Company during or after the term of this Agreement.

        4.9 Linking. Content Partner agrees not to override browser back button functionality to prevent Users who link to the Content Partner Service from GO Network from returning to GO Network.

        4.10 Costs. Each party will be responsible for its respective telecommunications charges with respect to the provision of respective portions of the Content to Infoseek and to Users.

ARTICLE 5       SHOPPING/E-COMMERCE

        5.1 GO Network Commerce Areas. The following shopping areas currently exist on the GO Network Portal, Family.com and
                Disney.com: GO Shopping (currently at shop.go.com), FamilySHOP, and TDSO.

        5.2 Content Partner Placement in GO Network Commerce Areas. Content Partner will have placement in TDSO (if and as agreed as part of the marketing agreements described in Section 4.5) and FamilySHOP, and, following the expiration or termination of the Petsmart Agreement, on GO Shopping. Content Partner Content will be included in the rotation for the


                "Deal of the Week" feature of the FamilySHOP area on the Family.com home page or other comparable feature. Except as expressly set forth herein, placement of promotions on GO Network shall be at the discretion of the GO Entities. Any placements of Content in GO Network Commerce Areas will be subject to the standard terms and conditions, if any, governing content placement in such Commerce Areas.

        5.3 Commerce Transactions/ Content. Content Partner placement of Content on GO Network commerce areas, including placement on FamilySHOP and other BVIG commerce areas, will be on terms and conditions mutually agreed; provided however that the following provision shall govern Content Placement on FamilySHOP and other BVIG commerce areas:

                a. Order Fulfillment. Content Partner shall be solely responsible for (i) processing and fulfilling all orders made through the Content Partner Service or the GO Network-Wrapped Pages, (ii) all accounting with respect to such orders, and (c) all customer service and support with respect to such orders, purchases and returns. Content Partner shall provide all of the foregoing services at the highest levels of quality consistent with the BVIG name and the Walt Disney Company reputation. Content Partner acknowledges and agrees that it is solely responsible for the security of any transactions initiated within the Content Partner Service.

ARTICLE 6       LICENSE

        6.1 Grant of License by Content Partner. Subject to the terms and conditions of this Agreement, Content Partner hereby grants to the GO Entities and their respective Affiliates, a fully-paid, worldwide (to the extent necessary to implement this Agreement), limited, non-exclusive, non-transferable right and license, without right to sub-license, to use, reproduce, incorporate, integrate and distribute the Content on GO Network and a license and right to use Content Partner's trade names, trade dress, and trademarks as reasonably necessary with respect to the display and use of the Content on GO Network in accordance with the terms of this Agreement during the term of this Agreement.

        6.2 Grant of License by Infoseek. Subject to the terms and conditions of this Agreement, Infoseek hereby grants to Content Partner a fully-paid, worldwide (to the extent necessary to implement this Agreement) limited, non-exclusive, non-transferable right and license, without right to sub-license, to use, reproduce, incorporate, integrate and distribute the GO Wrapper and related GO Network Trademarks solely on the GO Network Wrapped Pages in accordance with the terms of this Agreement or as otherwise expressly approved in writing by Infoseek during the term of this Agreement.

        6.3 Acknowledgment by GO Entities. The GO Entities acknowledge that except as expressly set forth in Section 6.1 above, they may not use the Content Partner name or other Trademarks owned by Content Partner without Content Partner's prior written permission.

        6.4 Acknowledgment by Content Partner. Content Partner acknowledges that, except as expressly set forth in Appendix G, it may not use The Walt Disney Company name or, except as expressly set forth in Section 6.2 above or Appendix G, Trademarks owned by

                The Walt Disney Company or the GO Entities, without the prior written permission of The Walt Disney Company or the GO Entities, as applicable.



ARTICLE 7       USER DATA

        7.1     User Registration.

                a. Privacy Policy. Content Partner shall ensure that its privacy policy applicable to the Content Partner Service, to the extent applicable to its performance under this Agreement, is substantially consistent with the privacy policy of GO Network, as may be changed from time to time, including, without limitation, including a mechanism that allows Users to opt out of sharing of User data with third parties.

                b. User Registration Experience. The User registration experience that shall be implemented pursuant to this Agreement shall be as follows:

                        i. "Global Registration". An unregistered User on GO Network or on a GO Network-Wrapped Page hosted by Content Partner who encounters Content Partner functionality or Content that provides the User with an opportunity to register will be presented with a standard series of GO Network user registration screens, the first of which explains that this is a simultaneous registration for Content Partner and GO Network. The User then has the option to continue to register or to click back to his/her original starting point. If the User responds "yes", then the User's data will go simultaneously to Content Partner and the GO Entities. If the User elects to opt-in to simultaneous registration, the User shall only be required to execute "one click" to transfer the registration data to Content Partner ("Global Registration"). It is anticipated that Global Registration will be required only for certain joint promotions.

                        ii. "GO-Tagged Users". A User originating from GO Network and Linking to the Content Partner Service shall be identified in the Content Partner User database as originating from GO Network and will be tagged as a "GO-Tagged User." Content Partner represents that it has the technology to identify GO-Tagged Users.

        7.2     Ownership of User Data

                a. Content Partner and the GO Entities shall jointly own all right, title and interest in all User data generated on GO Network-Wrapped Pages hosted by Content Partner and User data for GO-Tagged Users ("Content Partner Users") who register on the Content Partner Service. In clarification of the foregoing, the parties will not jointly own User data for GO-Tagged Users which data is generated on pages in GO Network not hosted by Content Partner. Content Partner shall make available to the GO Entities, via a method and timing to be mutually agreed upon, all first and last names and email addresses from each such Content Partner User provided that such User has not opted out of sharing his/her data with third parties and provided such disclosure is not prohibited by law or regulation. In addition, except as prohibited by law and provided the User has not opted out of sharing his/her data, Content Partner may, to the extent not in violation of Content Partner's privacy policy, provide to the GO Entities all available data concerning Users who access the Content Partner Service and/or the Content from GO Network, concerning products and/or services purchased by such Users, survey and promotion responses, and other demographic information concerning such Users. The parties agree that they will not sell or share Content Partner User data during the term of the Agreement or thereafter; provided however that a party may disclose such aggregate information to third parties as it deems appropriate in connection with its operations. Aggregate information described hereunder will include only such statistical information which relates to a broad category of Content Partner Users such as gender, age range or level of education and which is generic enough so as not to identify particular Users.

                b. The GO Entities shall own all right, title and interest in and to and the exclusive right to use all data concerning Users which data is generated on all pages of GO Network hosted by the GO Entities.

                c. Content Partner shall own all right, title and interest in and to and the exclusive right to use all data concerning Users which data is generated on all pages of the Content Partner Service, except for jointly-owned User data as specifically described in Section 7.2.a above.

        7.3     Use of User Data.

                a. Content Partner shall not specifically target or invite Users co-owned with the GO Entities to visit a GO.com Competitor at any time during the term of this Agreement.

                b. Disney.com, mrshowbiz.com and Family.com will not specifically target or invite individual Users co-owned with Content Partner via email to visit a Content Partner Competitor at any time during the term of this Agreement; provided however, that Infoseek may take such actions as it reasonably deems necessary or appropriate to comply with its obligations under the Petsmart Agreement.

ARTICLE 8       FEES AND PAYMENTS

        8.1 Payments. Content Partner will make payments to Infoseek in the amounts and at the times specified in Appendix D-3. Content Partner will be responsible for the proper payment of all taxes, including sales, excise and value added taxes, which may be levied in connection therewith, exclusive of taxes based upon Infoseek's net income.

        8.2 Wire Transfers. All payments made to Infoseek hereunder shall be made via wire transfer in accordance with the following instructions, or such other instructions as may be provided to Content Partner in writing by an authorized representative of
                Infoseek:

                      Wire transfer, EFT/ACH Payment remittance instructions:
                      Bank of America
                      San Francisco, California
                      ABA Number:  121000358
                      Account Name:  Infoseek Corporation
                      Account Number:  12335-30390
                      Swift ID:  BOFAUS6S

ARTICLE 9       CONFIDENTIAL INFORMATION

        9.1 Disclosures. The GO Entities, on the one hand, or Content Partner, on the other hand, may disclose to the other (the "Receiving Party") certain information that the disclosing party deems to be confidential and proprietary, including technical and other business information of the disclosing party that is not generally available to the public ("Confidential Information"). Confidential Information shall include the terms and conditions of this Agreement.

        9.2 Obligations of Receiving Party. The Receiving Party agrees to use Confidential Information solely in conjunction with its performance under this Agreement and not to disclose or otherwise use such information in any fashion. The Receiving Party, however, will not be required to keep confidential such Confidential Information that becomes generally available without fault on its part; is already rightfully in the Receiving Party's possession without restriction prior to its receipt from the disclosing party; is independently developed by the Receiving Party; is rightfully obtained by the Receiving Party from third parties without restriction; or is otherwise required to be disclosed by law or judicial process. In the event disclosure of Confidential Information, including the terms and conditions of this Agreement, is required by law or judicial process, the Receiving Party shall promptly notify the disclosing party of such requirement and provide the disclosing party with a timely and reasonable opportunity to review the proposed disclosure in advance and will cooperate with the disclosing party to limit the scope of disclosure or seek confidential treatment of material required to be disclosed, if confidential treatment is available.

        9.3 Limitations. Unless required by law or to assert its rights under this Agreement, and except for disclosure on a "need to know basis" to its own employees, and its legal, investment, financial and other professional advisers on a confidential basis, each party agrees not to disclose the terms of this Agreement or matters related thereto without the prior written consent of the other party.

ARTICLE 10      REPRESENTATIONS AND WARRANTIES

        10.1 Content Partner. Content Partner represents, warrants and covenants to the GO Entities and their respective Affiliates that it is the owner of the Content and/or has the right to grant the rights hereunder. Content Partner represents, warrants and covenants to the GO Entities and their respective Affiliates that it holds the necessary rights to permit the use of the Content by the GO Entities and their respective Affiliates for the purpose of this Agreement; that its entry into this Agreement does not violate any agreement with any other party; that its performance under this Agreement will conform to applicable laws and government rules and regulations; and that, to the best of its knowledge after reasonable inquiry, the Content is true, accurate and does not contain material omissions. Content Partner further represents, warrants, and covenants to the GO Entities and their respective Affiliates that the use, reproduction, distribution, transmission, or display of the Content and Content Partner's Trademarks, Content Partner's collection and use of Content Partner User Data and the sale of products and services by Content Partner as contemplated in this Agreement will not (a) violate any laws or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade dress, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or publicity rights, moral or otherwise, or rights of celebrity, violation of any antidiscrimination law or regulation, or any other right of any person or entity; or (b) contain any material that is: unlawful, harmful, fraudulent, threatening, abusive, harassing, defamatory, vulgar, obscene, profane, hateful, racially, or ethnically objectionable, including, without limitation, any material that supports, promotes or otherwise encourages wrongful conduct that would constitute a criminal offense, give rise to civil liability, or otherwise violate any applicable local, state, national or international laws.

        10.2 Year 2000 - Content Partner. Content Partner represents, warrants and covenants that, to the best of its knowledge after reasonable inquiry, the systems and technology utilized to operate the Content Partner Service (including, without limitation, order fulfillment systems relating to products sold by Content Partner, if any) are compliant with the following Year 2000 requirements: (a) the occurrence in or use by such systems of dates before, on or after

                January 1, 2000 will not adversely affect the performance of such systems with respect to date-dependent data, computations, output, or other functions (including, without limitations, calculating, comparing and sequencing); and (b) such systems will not abnormally end or provide invalid or incorrect results as a result of date dependent data.

        10.3 BVIG. BVIG represents, warrants and covenants to Content Partner that its entry into this Agreement does not violate any agreement with any other party, that it has the full right, power and authority to enter into this Agreement and to perform the acts required of it hereunder, and that BVIG Content will not (a) violate any laws or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade dress, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or publicity rights, moral or otherwise, or rights of celebrity, violation of any antidiscrimination law or regulation, or any other right of any person or entity; or (b) contain any material that is: unlawful, harmful, fraudulent, threatening, abusive, harassing, defamatory, vulgar, obscene, profane, hateful, racially, or ethnically objectionable, including, without limitation, any material that supports, promotes or otherwise encourages wrongful conduct that would constitute a criminal offense, give rise to civil liability, or otherwise violate any applicable local, state, national or international laws. As used herein, "BVIG Content" means any content on the Disney.com and Family.com pages where Content is distributed that has been authored and created solely by BVIG.

        10.4 Infoseek. Except with respect to the litigation involving Goto.com which has previously been disclosed to Content Partner, Infoseek represents, warrants and covenants to Content Partner that its entry into this Agreement does not violate any agreement with any other party, that it has the full right, power and authority to enter into this Agreement and to perform the acts required of it hereunder, and that Infoseek Content will not (a) violate any laws or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade dress, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or publicity rights, moral or otherwise, or rights of celebrity, violation of any antidiscrimination law or regulation, or any other right of any person or entity; or (b) contain any material that is: unlawful, harmful, fraudulent, threatening, abusive, harassing, defamatory, vulgar, obscene, profane, hateful, racially, or ethnically objectionable, including, without limitation, any material that supports, promotes or otherwise encourages wrongful conduct that would constitute a criminal offense, give rise to civil liability, or otherwise violate any applicable local, state, national or international laws. As used herein, "Infoseek Content" means any content on the GO Wrapper that has been authored and created solely by Infoseek.

ARTICLE 11      LIMITATION OF LIABILITY; DISCLAIMER

        11.1 NO CONSEQUENTIAL DAMAGES. EXCEPT FOR A PARTY'S LIABILITY FOR THIRD PARTY CLAIMS AS SPECIFIED IN ARTICLE 15 BELOW, OR A PARTY'S BREACH OF ARTICLE 9, OR DAMAGES ARISING FROM PERSONAL INJURY, IN NO EVENT SHALL A PARTY HERETO OR ITS AFFILIATES BE LIABLE TO ANOTHER PARTY HERETO OR ITS AFFILIATES FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY NATURE, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL APPLY REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT OF A PARTY HERETO AND REGARDLESS OF WHETHER SUCH LIABILITY SOUNDS IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY.

        11.2 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 10, NO PARTY HERETO MAKES ANY, AND EACH PARTY ACKNOWLEDGES THAT EACH OTHER PARTY HAS NOT MADE ANY, AND HEREBY SPECIFICALLY DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING GO NETWORK, THE CONTENT PARTNER SERVICE, THE CONTENT, OR THE OPERATION OF THE CONTENT ON GO NETWORK, INCLUDING, BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 12      TERM AND TERMINATION

        12.1 Term. This Agreement shall be effective on the Effective Date and shall continue in force for an initial term ending three (3) years from the Effective Date (the "Initial Term"). Upon prior mutual written agreement, the term of this Agreement may be renewed at the end of the Initial Term and each anniversary date thereafter for one (1) year renewal terms.

        12.2    Termination. This Agreement may be terminated as follows:

                a. For Breach. Content Partner, on the one hand, and the GO Entities, on the other hand, will have the right to terminate this Agreement upon thirty (30) days prior written notice if a GO Entity, on one hand, or Content Partner, on the other hand, is in default of any obligation herein, including failure of Content Partner to provide the Content, and such breach is incapable of being cured within thirty (30) days, or if such breach is capable of cure within thirty (30) days, such breach is not cured within thirty (30) days (or fourteen (14) days with respect to any default in any payment obligation) after receipt of written notice of such default from the non-defaulting party/parties. The non-defaulting party/parties may authorize an additional cure period in its/their sole discretion.

                b.      Performance.

                        i. By Content Partner. If the Content Partner Service or GO Network-Wrapped Pages hosted by Content Partner do not meet the following performance standards (which shall be measured by the GO Entities), and such failure is not due to force majeure events or the failure of any third party services, hardware, software or telecommunications systems not controlled by Content Partner, one or both of the GO Entities shall notify the Content Partner in writing and Content Partner shall cure the breach within 24 hours. In the event of more than 3 performance failures pursuant to this Section 12.2.b.i in any 30 day period, the GO Entities shall have the right to terminate, without providing an opportunity to cure. Termination of this Agreement shall be the GO Entities' sole remedy for such performance failures. The performance standards are as follows:

                                A. Uptime/Downtime. Excluding maintenance downtime, the Content Partner Service and GO Network-Wrapped Pages hosted by Content Partner will have a minimum uptime operation of 99.4 percent (downtime of 0.6 percent) measured quarterly. Downtime shall mean any 30 second interval in which the Content Partner Service is not able to process queries.

                                B. Unscheduled Downtime Limits. The Content Partner Service and GO Network-Wrapped Pages hosted by Content Partner will not have aggregate unscheduled downtime exceeding 15 hours per quarter.

                                C.      Maintenance Downtime. The Content
                                        Partner Service and GO Network-Wrapped
                                        Pages hosted by Content Partner may be
                                        disabled for up to 3 hours per month for maintenance. All maintenance downtimes will occur between 9:00 p.m. and 6:00 a.m. Pacific time (Standard or Daylight as applicable).

                        ii. By the GO Entities. If the pages in the GO Network hosted by Infoseek or BVIG which prominently display Content (the "GO-Hosted Pages") do not meet the following performance standards and such failure is not due to force majeure events or the failure of any third party services, hardware, software or telecommunications systems not controlled by the GO Entity hosting the GO-Hosted Pages, Content Partner notify the GO Entity hosting the GO-Hosted Pages in writing and such GO Entity shall cure the breach within 24 hours. In the event of more than 3 performance failures pursuant to this Section 12.2.b.ii in any 30 day period, Content Partner shall have the right to terminate, without providing an opportunity to cure. Termination of this Agreement shall be Content Partner's sole remedy for such performance failures. The performance standards are as follows:

                                A. Uptime/Downtime. Excluding maintenance downtime, the GO-Hosted Pages will have a minimum uptime operation of 99.4 percent (downtime of 0.6 percent) measured quarterly. Downtime shall mean any 30 second interval in which the GO-Hosted Pages are not able to process queries.

                                B.      Unscheduled Downtime Limits. The
                                        GO-Hosted Pages will not have any
                                        aggregate unscheduled downtime exceeding
                                        15 hours per quarter.

                                C.      Maintenance Downtime. The GO-Hosted
                                        Pages may be disabled for up to 3 hours
                                        per month for maintenance.

        12.3    Effect of Termination.

                a. Transition Period. At least ninety (90) days prior to termination, the parties will effect the following transition process:

                        i. The parties will inventory all material online Content being exchanged and will jointly draft a Content transition plan for material Content Partner Content that will not remain on the GO Network beyond the termination of the Agreement.

                        ii. The parties will inventory any products and promotions that have been jointly developed and
                                (A) agree upon a termination date by which such products can no longer be sold and promotions can no longer run, respectively.

                        iii. Either party holding any surplus product or promotional inventory bearing Trademarks, or other copyrighted material of the other parties will destroy such product or promotional inventory within 30 days of termination of this Agreement unless mutually agreed.

                        iv. Content Partner will make one final transfer of all the names and email addresses of Content Partner Users (in accordance with and as described in Section 7.2).

                a. Survival. The following provisions of this Agreement shall survive the termination or expiration of this
                        Agreement: Article 1, Article 2, Section 4.8, Section 7.2.a

                        (first sentence and last two sentences) and Section 7.2.b, Article 8: Fees and Payments (as to fees accrued prior to termination or expiration), Article 9:
                        Confidential Information, Article 10: Representations and Warranties (as to claims arising prior to termination or expiration or claims based on events arising prior to termination or expiration), Article 11:
                        Limitation of Liability; Disclaimer, Section 12.3: Term and Termination - Effect of Termination, Article 14:
                        Publicity (other than first two sentences), Article 15:
                        Indemnification and Article 16: General Terms and Conditions.

                b. Return of Materials. Upon the termination or expiration of this Agreement, each party shall (i) promptly return all Confidential Information, and other information, documents, manuals and other materials belonging to the other parties, except as may be otherwise provided in this Agreement; and (ii) promptly remove the other parties' content, branding, links, and any other material provided under this Agreement.

ARTICLE 13      FORCE MAJEURE

        No party hereto will be liable for delay or default in the performance of its obligations under this Agreement (other than for non-payment) if such delay or default is caused by conditions beyond its reasonable control, including, but not limited to, fire, flood, accident, earthquakes, telecommunications line failures, storm, acts of war, riot, government interference, strikes and/or walk-outs. In the event of a force majeure event which lasts longer than thirty (30) days, a party not experiencing the force majeure event may terminate this Agreement upon prior written notice to the other parties.

ARTICLE 14      PUBLICITY

        The parties will draft a joint press release to announce the execution of this Agreement to be issued at a mutually agreed upon time. The GO Entities will use commercially reasonable efforts to approve such joint press release for issuance within one week of the Effective Date. Except as expressly set forth herein or as described on Appendix G, Content Partner shall not issue or permit the issuance of any press release or publicity regarding or grant any interview, or make any public statements whatsoever concerning, this Agreement, GO Network or the GO Entities (or their respective Affiliates) without prior coordination with and written approval from the GO Entities, which approval may be granted or withheld in such GO Entity's sole discretion. Except as expressly set forth herein, the GO Entities shall not issue or permit the issuance of any press releases or publicity regarding, or grant any interview, or make any public statements whatsoever concerning this Agreement or Content Partner without prior coordination with and written approval from Content Partner, which approval may be granted or withheld in Content Partner's sole discretion. All Content Partner endorsements and public statements concerning this Agreement must receive the GO Entities' prior review and approval; provided however that all items attached hereto as Appendix G shall be deemed approved. Notwithstanding the foregoing, Content Partner shall not state or imply, in advertisements, writings, or otherwise, that a GO Entity or its respective Affiliates endorse Content Partner's products or services or any other product or service.

ARTICLE 15      INDEMNIFICATION

        15.1 Content Partner. Content Partner agrees to defend, indemnify and hold the GO Entities and their respective officers, directors, agents, employees, and Affiliates harmless from and against any and all claims, demands, liabilities, actions, judgments, and expenses, including reasonable fees and expenses of attorneys, paralegals and other professionals, arising out of or related to
                (i) any breach or alleged breach of any of Content Partner's representations and warranties set forth in Section 10.1; (ii) any injury to person or property caused by any products or services sold by Content Partner, or any User's use of or reliance on the Content; (iii) any injury to person or property caused by any products or services sold through the Content;
                (iv) any other claim with respect to Content Partner, the Content, or products or services sold by or through Content Partner or its agents, or (v) Content Partner's sales or marketing practices. Content Partner shall bear full responsibility for the defense (including any settlements) of any such claim; provided, however, that (a) Content Partner shall keep the GO Entities (as applicable) informed of, and consult with the GO Entities (as applicable) in connection with, the progress of such litigation or settlement; and (b) Content Partner shall not have any right, without the written consent of the Go Entities (as applicable), to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of the GO Entities (as applicable) or their respective Affiliates or otherwise requires the GO Entities (as applicable) or their respective Affiliates to take or refrain from taking any material action (such as the payment of fees).

        15.2 BVIG. BVIG agrees to defend, indemnify and hold Content Partner and its officers, directors, agents and employees harmless from and against any and all claims, demands, liabilities, actions, judgments, and expenses, including reasonable fees and expenses of attorneys, paralegals and other professionals, arising out of or related to any breach or alleged breach of any of BVIG's representations and warranties set forth in Section 10.3. BVIG shall bear full responsibility for the defense (including any settlements) of any such claim; provided, however, that (a) BVIG shall keep Content Partner informed of, and consult with Content Partner in connection with, the progress of such litigation or settlement; and (b) BVIG shall not have any right, without Content Partner's written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of Content Provider or otherwise requires Content Partner to take or refrain from taking any material action (such as the payment of fees).

        15.3 Infoseek. Infoseek agrees to defend, indemnify and hold Content Partner and its officers, directors, agents and employees harmless from and against any and all claims, demands, liabilities, actions, judgments, and expenses, including reasonable fees and expenses of attorneys, paralegals and other professionals, arising out of or related to any breach or alleged breach of any of Infoseek's representations and warranties set forth in Section 10.4. Infoseek shall bear full responsibility for the defense (including any settlements) of any such claim; provided, however, that (a) Infoseek shall keep Content Partner informed of, and consult with Content Partner in connection with, the progress of such litigation or settlement; and (b) Infoseek shall not have any right, without Content Partner's written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of Content Provider or otherwise requires Content Partner to take or refrain from taking any material action (such as the payment of fees).

ARTICLE 16      GENERAL TERMS AND CONDITIONS

        16.1 Independent Contractors. The parties to this Agreement are independent contractors. No party hereto is an agent, representative or partner of the other parties hereto. No party hereto shall have any right, power or authority to enter into any agreement for or on behalf of, or to incur any obligation or liability for, or to otherwise bind, the other parties hereto. This Agreement shall not be interpreted or construed to create an association, joint venture, co-ownership, co-authorship, or partnership among the parties or to impose any partnership obligation or liability upon any other party hereto.

        16.2 No Assignment. No party hereto shall assign, sublicense or otherwise transfer (voluntarily, by operation of law, through a change of control or otherwise) this Agreement or any right, interest or benefit under this Agreement, without the prior written consent of the other parties hereto; provided, however, that a party hereto may assign this Agreement to any entity that acquires all or substantially all of the assets or shares of such party; provided that the acquiring entity is not (i) a GO.com Competitor in the case of the acquisition of Content Partner or (ii) a Content Partner Competitor in the case of the acquisition of one or both of the GO Entities. Any attempted assignment, sublicense or transfer by a party in derogation hereof shall be null and void. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

        16.3 No Modifications. No change, amendment or modification of any provision of this Agreement or waiver of any of its terms will be valid unless set forth in writing and signed by the party to be bound thereby.

        16.4 Governing Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of California. Each party hereto irrevocably consents to the exclusive jurisdiction of any state or federal court for or within Santa Clara County, California over any action or proceeding arising out of or related to this Agreement, and waives any objection to venue or inconvenience of the forum in any such court.

        16.5 No Waiver. The failure of a party to insist upon or enforce strict performance by another party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather the same shall be and remain in full force and effect.

        16.6 Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing, will reference this Agreement, and shall be deemed to have been delivered and given (a) when delivered personally; (b) three (3) business days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; or (c) one (1) business day after deposit with a commercial overnight courier, with written verification of receipt. All communications will be sent to the addresses set forth below or to such other address as may be designated by a party by giving written notice to the other parties pursuant to this Section 16.6.

                If to BVIG:                        If to Content Partner:
                Buena Vista Internet Group         Pets.com, Inc.
                500 South Buena Vista Street       435 Brannan Street
                Burbank, CA 91521-0607             San Francisco, CA 94107
                Attention: Legal Department        Attention: President
                Tel: (818) 553-6006                Tel: (415) 222-9999

                If to Infoseek:
                Infoseek Corporation

                1399 Moffett Park Drive
                Sunnyvale, CA 94089-1134
                Attention: Legal Department
                Tel: (408) 543-6000

        16.7 Entire Agreement. This Agreement and the Appendices attached hereto and incorporated herein by reference constitutes the entire agreement between the parties and supersede any and all prior agreements or understandings between the parties with respect to the subject matter hereof. No party hereto shall be bound by, and each party specifically objects to, any term, condition or other provision or other condition which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by another party hereto in any purchase order, correspondence or other document, unless the party to be bound thereby specifically agrees to such provision in writing.

        16.8 Headings/Construction. The headings used in this Agreement are for convenience only and are not to be construed to have legal significance. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect.

        16.9 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts which taken together shall be regarded as one and the same Agreement. A party's facsimile signature will be deemed a binding acceptance of this Agreement by such party.










BUENA VISTA INTERNET GROUP                   PETS.COM, INC.


By:  /s/ Mort Marcus                         By:  /s/ Paul Manca
   -------------------------------              --------------------------------
     Authorized Signature                         Authorized Signature

Print Name:   Mort Marcus                    Print Name:  Paul Manca
           -----------------------                      ------------------------

Title:                                       Title:  CFO
      ----------------------------                 -----------------------------

Date:                                        Date:  1/17/00
     -----------------------------                ------------------------------


INFOSEEK CORPORATION


By: /s/ Mort Marcus
   -------------------------------
    Authorized Signature

Print Name:   Mort Marcus
           -----------------------
Title:
      ----------------------------
Date:
     -----------------------------

                                   APPENDIX A

                                     CONTENT

        "Content" shall include but not be limited to:
        - Dog and cat related articles mutually agreed upon by Content Partner and Disney.com
        - Content Partner searchable database of articles mutually agreed upon by Content Partner and Disney.com
        - Content Partner community message boards (moderated prior to delivery to Disney.com)

        As mutually agreed, the GO Entities and Content Partner may also share other Content and tools, including but not limited to: chat, e-mail, user reviews, live broadcasts and web casts.

        Content Partner will grant the GO Entities with access to a significant portion of the content from the Content Partner Service in a mutually agreeable delivery format and timeframe. Use of such content by the GO Entities will be subject to Section 6.1.

                                   APPENDIX C

                                ABC MEDIA RIGHTS



Terms of ABC Media Rights. For purposes of this Agreement, "ABC Media Rights" shall mean the right to place advertising on ABC, Inc. broadcast properties in an aggregate amount of Twelve Million Three Hundred Forty Thousand Two Hundred Six Dollars and Forty-Five Cents ($12,340,206.45) over the period which begins on the Effective Date and ends three (3) years later, subject to the terms and conditions set forth in this Agreement and the Standard Terms and Conditions for ABC Television Network Sponsorship Contracts and any other standard advertising terms and conditions used by a particular broadcast property ("ABC Standard Terms").

        a. Content Partner acknowledges that there are standard integration charges on the ABC network for every unit that airs regardless of commercial length. Standard integration charges are currently $470/spot during prime time and $235/spot in other day parts. ABC affiliates may have similar charges. Integration charges are subject to change.

        b. The GO Entities will use commercially reasonable efforts to work with Content Partner and ABC to optimize Content Partner's reach and frequency to [*] ages [*] with [*] ages [*].

        c. Content Partner acknowledges that the GO Entities may not purchase media for Content Partner further out than one year in advance. Content Partner acknowledges and understands that most ABC, Inc. properties sell their product on a broadcast year or a calendar year basis so Content Partner may be limited in the time frames within which it may obtain advertising. For example, Content Partner may not be able to obtain advertising from most divisions for January 2001 in March 2000 even though such dates are less than one year apart.

        d. Content Partner's use of the ABC Media Rights shall be subject to availability of inventory. In addition, Content Partner may not exercise such rights for greater than $5 million worth of media value in any given quarter nor less than $2 million worth of media value in any given year during the Initial Term.

        e. Content Partner will be charged marketplace rates when exercising its ABC Media Rights. The GO Entities will use reasonable best efforts to obtain marketplace rates at least as favorable as those given to third parties making similar media purchases.


* CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC.

                                   APPENDIX D

                       FORMS OF ADVERTISING AGREEMENT AND
                         ADVERTISING INSERTION ORDER AND
                          SCHEDULE OF ADVERTISING FEES

D-1: FORM OF ADVERTISING AGREEMENT

Advertising Placement Standards
- All ad content must comply with Buena Vista Internet Group's (BVIG) "Guidelines for Advertising". Copies may be obtained from your sales representative.
- BVIG must review all ad content prior to acceptance and may accept or reject such content at its sole discretion.

Submission of Advertising Insertion Orders and Ad Content
- All requests for ad and sponsorship placements must be submitted to BVIG by fax.
- All orders must be received no later than five (5) working days prior to the first date in the requested ad flight.
- Any Insertion Order involving third-party ad serving and/or custom technology must be received by BVIG no later than ten (10) working days prior to the first date in the requested ad flight.
- All ad content must be received by BVIG no later than the due date in the Insertion Order or, if no date is specified, five (5) working days prior to the start of the ad flight.
- All Insertion Orders and ad content are to be properly labeled and submitted to:

         Ad Sales Operations Manager
         Buena Vista Internet Group
         19 East 34th Street, 6th Floor
         New York, NY 10016
         ads@disneyonline.com
         Ph: (212) 448-4815
         Fax: (212) 448-4848

- IN THE EVENT THAT NEW AND/OR UPDATED AD CONTENT IS NOT RECEIVED BY BVIG PRIOR TO THE DUE DATE IN THE APPLICABLE INSERTION ORDER, BVIG MAY RUN PREVIOUS AD MATERIAL IN ORDER TO MEET ITS IMPRESSION DELIVERY OBLIGATIONS. ALL NEW AND/OR UPDATED AD CONTENT IS SUBJECT TO THE SAME TERMS AND CONDITIONS AS THE PREVIOUS AD CONTENT.

Order Confirmation/Acceptance

- Insertion Order acceptance is subject to ad space availability at the time of receipt.
- BVIG cannot guarantee an on-time start for an ad flight where the Insertion Order was received past the Insertion Order closing date for the desired ad flight period or where the ad content is received past its due date. If the Insertion Order or ad content is late, BVIG may, at its sole discretion, reduce the size of the impression buy, shorten or extend the term of the ad flight, and/or postpone or cancel the Insertion Order without liability.
- Insertion Order acceptance is subject to credit approval. In the event that Advertiser lacks an adequate credit history, there may be a delay in the order acceptance process and the start of the ad flight.
- BVIG will issue Advertiser a fax confirmation of each Insertion Order (which shall be a copy of the Insertion Order initialed by BVIG authorized personnel) no later than one (1) working day after receipt of the order. Advertiser shall initial and date the confirmation notice. Regardless, if Advertiser does not object to the confirmation notice within two (2) working days after receipt, the confirmation notice shall be deemed to have been accepted as the final Insertion Order of record. The confirmation notice shall be sent to both Advertiser and its designated agency, if any.
- BVIG will use commercially reasonable best efforts to deliver the requested number of ad impressions in the agreed- upon date range. BVIG shall determine actual ad placements and rotations in its sole discretion but shall use commercially reasonable best efforts to spread ad buy impression volumes evenly across the course of the ordered ad flights.
- There will be no refund for undelivered ad impressions at the end of an ad flight. If the requested number of ad impressions has not been delivered in the agreed-upon date range (as modified for late ad content delivery), BVIG shall deliver the balance beyond the end of the ad flight until the ordered total is delivered. There will be no additional charge to Advertiser for such delivery.

PRODUCTION REQUIREMENTS

- All ad content must comply with BVIG's Advertising Technical Specifications, if ad banners, or with the technical requirements described in the Sponsorship Production Request and Sponsorship Terms, if a sponsorship. Copies are available from your sales representative.
- Any costs incurred by BVIG to bring Advertiser's ad content into compliance will be billed to Advertiser as a non-commissionable production cost.

FULL DISCLOSURE OF AD CONTENT AND HOW IT WILL BE SERVED

- Advertiser shall provide to BVIG a complete and accurate representation of how all ad content will be served to BVIG site visitors. Advertiser shall also disclose any content or technology outside of the ad content itself that may be served to a BVIG site visitor, such as server "cookies" or other methods for tagging or labeling a BVIG site visitor.
- Advertiser shall disclose to BVIG any error messages that a BVIG site visitor may see, such as browser notices requesting user acceptance of a server "cookie" or any copy that may appear if an image is not successfully downloaded.
- Advertiser shall respond to all BVIG questions in a timely manner. BVIG may delay or suspend delivery of ad content until all BVIG technical and non-technical issues are resolved.

FULL DISCLOSURE OF HOW VISITOR DATA WILL BE COLLECTED, REPORTED, AND DISTRIBUTED
- Advertiser will submit to BVIG in writing a clear and accurate description of what specific data will be collected by Advertiser or any third-party server from BVIG Site visitors who view or click on Advertiser's ad content, how and when such data will be collected, and how such data will be used or distributed.
- Advertiser shall respond to all BVIG questions regarding Visitor Data collection and use in a timely manner. BVIG may delay or suspend delivery of ad content until all BVIG data issues are resolved.
- Advertiser acknowledges that if Advertiser's proposed or actual use of visitor data conflicts with BVIG's data policies, BVIG may reject or cancel the Insertion Order in its sole discretion.

QUALITY ASSURANCE (QA)
- Advertiser is responsible for checking the ad content when it is first posted on the BVIG sites and must notify BVIG of any problems or concerns within seventy-two (72) hours after such posting. Failure to notify BVIG within that time period will be deemed Advertiser's approval of the ad content as posted.
- BVIG is not responsible for ensuring that ad content is served as intended by Advertiser and matters such as color corrections, proper animation, and degree of sound quality are strictly Advertiser's responsibility.
- BVIG is not responsible for any incorrect click-through URLs or ad banner referring URLs submitted by Advertiser or for broken text links where a click-through URL leads to an error message for the user.

ADVERTISER RESPONSIBILITY FOR AD CONTENT
- Advertiser shall own or have all proper authorizations, permissions, and licenses for the use of the ad content and any trademarks and logos therein, as contemplated under the Insertion Order and BVIG Advertising Policies. Advertiser shall be solely responsible for and pay all rights, public performance, and other fees associated therewith.
- Advertiser shall indemnify, defend, and hold BVIG and its affiliates harmless from any and all claims, judgments, damages, losses, expenses (including reasonable attorneys' fees and expenses), and other liabilities related in any way to, directly or indirectly, (1) any ad content provided by Advertiser and posted on the BVIG sites, (2) Advertiser's failure to pay any rights, public performance, or other fees associated with the ad content, (3) the delivery to BVIG Site visitors by Advertiser or on its behalf of any content or technology outside the ad content itself, (4) the pages and sites to which the ad content links, or (5) any products sold through the ad content or the Web pages or sites to which it links. Advertiser shall bear full responsibility for the defense (including any settlements) of any such claim; provided, however, that (a) Advertiser shall keep BVIG informed of and consult with BVIG in connection with the progress of such litigation or settlement; and (b) Advertiser shall not have any right, without BVIG's written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit, or proceeding or contains a stipulation to or admission or acknowledgment of any liability or wrongdoing (whether in contract, tort or otherwise) on the part of BVIG or any BVIG affiliate.

MULTIPLE AD CREATIVES
- Advertiser may rotate up to four (4) different ad creatives over the course of a given ad flight.
- BVIG may in its sole discretion permit Advertiser to run more than four (4) different creative versions over the course of an ad flight. In such event, Advertiser shall pay to BVIG BVIG's then-current non-commissionable ad management fee for each additional ad creative.

INVOICING AND PAYMENT TERMS
- BVIG shall issue written invoices to Advertiser (or its designated agency) for all amounts due. Payment in full in US dollars is due to BVIG no later than thirty (30) days from the date of the invoice. An interest charge equal to one and one-half percent (1.5%) per month or the highest legal rate, whichever is less, will be applied to unpaid amounts past due.
- In a case where the ad flight exceeds one calendar month in length, BVIG may issue multiple invoices. For example, a six-month ad flight may result in six invoices, each for a one-month span.
- Advertiser's payment is due and payable within the period described above, regardless of any change in Advertiser's designated agency.
- Insertion Orders for additional ad or sponsorship buys will not be accepted when Advertiser has a balance due that has been outstanding for ninety (90) days. BVIG may also delay the start of a confirmed Insertion Order or suspend or cancel delivery of any Insertion Order in progress until full payment is received against such outstanding balance.
- In the event of nonpayment, Advertiser and its designated agency shall be jointly and severally liable for any unpaid amounts. BVIG's rendering an invoice to Advertiser's agency shall not release Advertiser in the event the agency does not pay the invoice. Advertiser's payment to its agency shall not constitute payment to BVIG unless BVIG actually receives the payment. In the event of nonpayment, BVIG may set off any amounts due BVIG against any amounts due from BVIG to Advertiser or its agency, or may set off such amounts against any ad impressions to be delivered by BVIG.

AD REPORTING
- BVIG will report ad impressions delivered and related click yield to Advertiser in a timely manner. The information to be tracked by BVIG and/or reported to Advertiser shall be determined by BVIG at its sole discretion. All such information shall be deemed BVIG Confidential Information and, except for Advertiser's internal research purposes, such information may not be used by Advertiser for any purpose. Advertiser shall not disclose such information to any third party without BVIG's prior written consent, which may be granted or withheld at BVIG's sole discretion.

- Advertiser agrees BVIG's internal reporting is the official basis for measuring the delivery of ad impressions and related click yields and shall be deemed conclusive.
- BVIG owns and shall retain all rights, title and interest in all traffic data and customer data collected by BVIG and Advertiser shall have no right to obtain or use such data.
- All reporting queries should be addressed to:

         Helen Brennan
         Ad Sales Operations Manager
         Buena Vista Internet Group
         19 East 34th Street, 6th Floor
         New York, NY 10016
         Ph: (212) 448-4815
         Fax: (212) 448-4848
         ads@disneyonline.com

- E-mail messages should be followed up with a telephone call.

ADS DELIVERED BY THIRD-PARTY SERVERS

- Advertiser may request that ad impressions be delivered via third-party servers in place of BVIG servers. Advertiser (not its agency) must make the request in writing to BVIG's Vice President of Advertising no later than ten
(10) working days prior to the first date of the ad flight. The request must be accompanied by all relevant supporting documentation. All requests will be reviewed on a case-by-case basis, with approval granted or withheld in BVIG's sole discretion.
- Third-party ad servers must comply with all BVIG Advertising Policies and all deadlines and terms within the Insertion Orders for the applicable ad content. All ad content must be approved by BVIG before going live and may not be changed without prior BVIG approval. Proposed changes must be submitted to BVIG for review no less than five (5) working days in advance.
- The third-party, or whomever Advertiser designates, shall provide BVIG with impression and click-through reports in a timely fashion; provided however, that BVIG internal reporting shall remain the official basis for measuring the delivery of ad impressions and related click yields and shall be deemed conclusive. All third-party reports shall conform to industry standards.
- Advertiser shall provide BVIG with a default ad unit(s) that BVIG may serve directly in the event of technical difficulties with the third-party server in order to meet the terms of the Insertion Order.
- BVIG reserves the right to disapprove or withdraw its approval of any third-party ad server at any time for any reason, in BVIG's sole discretion.
- Advertiser agrees and will, if BVIG requests, acknowledge in a separate writing, that neither it, its ad agencies, its agent for operating the third-party server, nor any other party known or unknown, will take data from the third party server and use it in conjunction with any other data source or sources to identify and/or label any BVIG site visitor as an individual entity.

THIRD-PARTY AD SERVER COMPLIANCE WITH TECHNICAL REQUIREMENTS
- Advertiser assumes all responsibility for its third-party servers' technical service levels during the ad flight. Advertiser will pay for all impressions allocated by BVIG's servers, whether or not the third party server actually delivers them. BVIG is the final arbiter regarding the number of ad impressions allocated by the BVIG servers.
- All ads served by third-party servers must completely load within seven (7) seconds at a 28.8 kbps connection. BVIG will advise Advertiser of any additional third-party server technical standards, such as speed and volume requirements.
- If BVIG determines that the speed of any third-party server's ad delivery fails to meet BVIG's quality assurance standards, BVIG may stop serving the applicable ad content.

D-2: FORM OF ADVERTISING SALES INSERTION ORDER FORM

PACKAGES: (PLEASE CHECK APPROPRIATE BOX(es)

BUSINESS ENTITY        WEB SITE        PACKAGE
      DOL             Disney.com       Disney ROS ATF                           [ ]
                                       Disney ROS BTF                           [ ]
                                       Disney ROS 120x60                        [ ]
                                       Disney ROS ATF and BTF                   [ ]
                                       Disney ROS ATF and 120x60                [ ]
                                       Disney ROS ATF and BTF and 120x60        [ ]
                                       Disney Family ATF                        [ ]
                                       Disney Family BTF                        [ ]
                                       Disney Family 120x60                     [ ]
                                       Disney Family ATF and BTF                [ ]
                                       Disney Family ATF and 120x60             [ ]
                                       Disney Family ATF and BTF and 120x60     [ ]
                                       Disney Women ATF                         [ ]
                                       Disney Women BTF                         [ ]
                                       Disney Women 120x60                      [ ]
                                       Disney Women ATF and BTF                 [ ]
                                       Disney Women ATF and 120x60              [ ]
                                       Disney Women ATF and BTF and 120x60      [ ]
                                       Disney Kids ATF                          [ ]
                                       Disney Kids BTF                          [ ]
                                       Disney Kids 120x60                       [ ]
                                       Disney Kids ATF and BTF                  [ ]
                                       Disney Kids ATF and 120x60               [ ]
                                       Disney Kids ATF and BTF and 120x60       [ ]
                                       Disney Teens ATF Disney Teens BTF        [ ]
                                       Disney Teens 120x60                      [ ]
                                       Disney Teens ATF and BTF                 [ ]
                                       Disney Teens ATF and 120x60              [ ]
                                       Disney Teens ATF and BTF and 120x60      [ ]



CUSTOM PACKAGE DESCRIPTION:

PACKAGES CONTINUED: (PLEASE CHECK APPROPRIATE BOX(es)

BUSINESS ENTITY              WEB SITE        PACKAGE
        ABC                  ABC.com         ABC Primetime Group                [ ]
                                             ABC Primetime Portal Group         [ ]
                                             ABC ROS Group                      [ ]
                                             ABC ROS Portal Group               [ ]
                                             ABC ROS w/o TGIF                   [ ]
                                             ABC ROS w/o Talk Shows             [ ]
                                             ABC Shopping                       [ ]
                                             ABC Shopping Portal                [ ]
                                             ABC Soaps                          [ ]
                                             ABC TGIF Group                     [ ]
                                             ABC Talk Shows                     [ ]
                                             ABC Test Group                     [ ]
                                             ABC The View                       [ ]
                                             ABC Women's Group (w/HP)           [ ]
                                             ABC Women's Group w/o HP           [ ]

CUSTOM PACKAGE DESCRIPTION:


        DOL            Family.com          Family ATF                           [ ]
                                           Family BTF                           [ ]
                                           Family 120x60                        [ ]
                                           Family ATF and BTF                   [ ]
                                           Family ATF and 120x60                [ ]
                                           Family ATF and BTF and 120x60        [ ]
                                           Family Shop                          [ ]
                                           Family 234x60 National               [ ]
                                           Family 234x60 Local                  [ ]



CUSTOM PACKAGE DESCRIPTION:

PACKAGES CONTINUED: (PLEASE CHECK APPROPRIATE BOX(es)

        GoRadio                                    WABC-AM                      [ ]
                                                   WPLJ-FM                      [ ]
                                                   KABC-AM                      [ ]
                                                   KLOS-FM                      [ ]
                                                   WLS-AM                       [ ]
                                                   WXCD-FM                      [ ]
                                                   KGO-AM                       [ ]
                                                   KSFO-AM                      [ ]
                                                   WMAL-AM                      [ ]
                                                   WRQX-FM                      [ ]
                                                   WJZW-FM                      [ ]
                                                   WBAP-AM                      [ ]
                                                   KSCS-FM                      [ ]
                                                   WJR-AM                       [ ]
                                                   WPLT-FM                      [ ]
                                                   WDRQ-FM                      [ ]
                                                   WKHX-FM                      [ ]
                                                   WYAY-FM                      [ ]
                                                   KQRS-FM                      [ ]
                                                   KXXR-FM                      [ ]
                                                   KZNT-FM                      [ ]
                                                   KZNZ-FM                      [ ]
                                                   KZNR-FM                      [ ]
        ABC Network Radio                          Tom Joyner                   [ ]
        Shows
                                                   Doug Banks                   [ ]
                                                   Paul Harvey                  [ ]

        Radio Disney.com                                                        [ ]
        ABC Local Net                                                           [ ]



CUSTOM PACKAGE DESCRIPTION:

D-3: FEES AND PAYMENTS

Content Partner will purchase Online Advertising in accordance with Article 3 of the Agreement at a rate of $2 million during the first year in the Initial Term, $3 million during the second year in the Initial Term and $4 million during the third year in the Initial Term. The fees for such Online Advertising are payable as follows unless otherwise mutually agreed:

- for the first twelve months during the Initial Term, One Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($166,667) per month;
- for months 13 through 24, Two Hundred Fifty Thousand Dollars ($250,000) per month; and
- for months 25 through 36, Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars ($333,333) per month.

Online Advertising fees shall be due and payable within thirty (30) days after receipt of invoice sent to Content Partner at its address as set forth in
Section 16.6, Attention: Accounts Payable. The first invoice sent pursuant to this Agreement shall be delivered no earlier than February 29, 2000.

Failure to pay the Online Fees as they become due shall result in a late fee of one percent (1%) per month of the total monthly amount due until such payment is made.

Content Partner will receive a fifteen percent (15%) discount off of the then current rate card for any additional online advertising buys above the $2 million during the first year of the Initial Term, the $3 million during the second year of the Initial Term and the $4 million during the third year of the Initial Term described above.

                                   APPENDIX E

                              PROJECTED IMPRESSIONS


             [This Appendix has not been finalized by the parties]

                                   APPENDIX F

          CONTENT GUIDELINES AND ADVERTISING GUIDELINES FOR GO NETWORK

F-1: CONTENT GUIDELINES FOR GO NETWORK

All editorial and creative content, design and overall appearance and user experience ("the Content") of the GO Network must be appropriate to the intended user experience and to the content of The Walt Disney Company Sites, ESPN sites, and ABC Sites that will have prominent positioning within GO Network.

Infoseek, at its discretion, may offer search results or directory listings that may include links to content outside GO Network that might otherwise not be appropriate.

What is clearly not appropriate

The following types of Content are clearly not appropriate to be on GO Network or presented in any context that may create a direct or implied association with The Walt Disney Company Sites:

-       Pornographic or obscene material;
- Content whose primary purpose is to encourage gambling or betting (i.e., poker or 21 card games, roulette, slot machines, etc.) other than sports fantasy games, or approved sweepstakes or games of skill or chance (certain card games are appropriate and may be included on Infoseek, i.e., solitaire, go fish, matching games, etc.);
- Threatening (i.e., harassment, hate speech) material or content that promotes, encourages, describes, or provides instruction in conduct that would constitute a criminal offense or otherwise violates any law in jurisdictions where the products is marketed.
- Content that is defamatory, illegal or infringes upon the privacy rights of any person or entity.

What may also be considered by Infoseek as inappropriate

Certain types of Content, unless offered in the format of an independent observer providing objective, fair, accurate and impartial information (as may be provided by a news site such as ABCNews.com), may be considered inappropriate for GO Network if it involves, without limitation:

- unauthorized copies, use or parodies of current or past Infoseek products or the products of its affiliates,
- a direct or implied endorsement, affiliation or favored status with Infoseek, GO Network, ESPN, ABC or The Walt Disney Company;
-       inaccurate or misleading information;
-       unreasonable or highly unlikely claims;
-       highly controversial issues (politics, social issues, etc.);
-       death, crime, drugs or violence in an inappropriate context; or
- involves an advertiser or content provider in a category where the privilege of exclusivity has previously been sold by Infoseek to a third party (for example, MBNA is the exclusive provider/advertiser for credit card products for GO Network).

Guidelines for Requests for User Information

Any solicitation or request for personal information from a user of GO Network must be accompanied by the following:
- a clear request that children below the age of 13 years seek parental permission before providing any information
- a clear explanation to the user of how the information collected will be utilized
- only certain functionality or premium content areas will require the user to submit personal information

IMMEDIATELY UPON DETERMINING THAT CONTENT ON GO NETWORK DOES NOT MEET THESE GUIDELINES, SUCH CONTENT WILL BE REMOVED FROM GO NETWORK.

These guidelines are subject to change by Infoseek.


F-2: ADVERTISING GUIDELINES FOR GO NETWORK

THE ADVERTISING ENVIRONMENT MUST BE APPROPRIATE IN THE CONTEXT OF THE GO NETWORK. This "advertising environment" includes the ad unit itself, the advertiser's web site and direct links off of it, the specific destination URL, interstitial or buffer pages, and all other elements that define the guest's online experience.

An advertising environment or advertising materials of the types enumerated in the first grouping below will not be accepted and materials may also be rejected, at the discretion of Infoseek

WHAT IS CLEARLY NOT APPROPRIATE?

-       HARD LIQUOR-RELATED (BROWN GOODS, WHITE GOODS, ETC)
-       TOBACCO-RELATED (CIGARETTES, CIGARS, PIPES, CHEWING TOBACCO, ETC)
-       GUNS/WEAPONS-RELATED (FIREARMS, BULLETS, ETC)
-       DRUGS-RELATED (MARIJUANA, ETC)
-       GAMBLING-RELATED (CASINOS, LOTTERIES, ETC)
-       PORNOGRAPHIC-RELATED (SEX SITES)
-       CRIME-RELATED (DEALING WITH THE NOTORIOUS)
-       DEATH-RELATED (FUNERAL HOMES, MORTUARIES)
-       GRAPHIC VIOLENCE (INCLUDING CERTAIN TYPES OF GAME SITES)

WHAT MAY ALSO BE CONSIDERED BY INFOSEEK AS INAPPROPRIATE?

- INVOLVES WHAT INFOSEEK CONSIDERS TO BE A DIRECT BUSINESS COMPETITOR OF GO NETWORK.
- INVOLVES UNAUTHORIZED OR UNAPPROVED USE OF GO NETWORK CREATIVE ASSETS (INCLUDING ESPN TALENT, ABC LOGOS, DISNEY CHARACTERS, MOVIE LOGOS, THEME PARK IMAGERY, NAMES AND MARKS USED IN GO NETWORK).
- INVOLVES AN ADVERTISER IN A CATEGORY WHERE THE PRIVILEGE OF EXCLUSIVITY HAS PREVIOUSLY BEEN SOLD TO ANOTHER ADVERTISER.
-       INVOLVES A COPY OR PARODY OF CURRENT OR PAST GO NETWORK PRODUCT.
-       POLITICS-RELATED (LOBBYISTS, PAC SITES, POLITICAL CAMPAIGNS)
-       NON-HARD LIQUOR RELATED (BEER, NON-ALCHOHOLIC BEER, WINE, CHAMPAGNE,
        ETC.)
- OTHER "CONTROVERSIAL TOPICS" (POLITICS, SOCIAL ISSUES, ETC.) AS DETERMINED BY INFOSEEK IN ITS DISCRETION
-       INVOLVES AN IMPLIED AFFILIATION OR FAVORED STATUS WITH GO NETWORK.
-       INVOLVES UNREASONABLE OR HIGHLY UNLIKELY PRODUCT OR SERVICE CLAIMS.

SOLICITATION OF PERSONAL INFORMATION: The advertiser's web site should not require guest registration prior to site access when linking to such site through the banner. The destination URL should not be a registration screen, sweepstakes entry screen or other screen that immediately solicits personal information from a site guest.

WHERE INFORMATION IS REQUESTED:

- Any solicitation of personal information must include a clear request that children below the age of 13 years seek parental permission before providing any such information.
- The advertiser must clearly explain to the guest how the advertiser will utilize the personal information collected.

- Only certain functionality or premium content areas will require the user to submit personal information.

Infoseek welcomes the opportunity to work closely with advertisers and agencies, to insure that ad content and web sites meet standards for advertising applicable to GO Network.

Immediately upon determining that an advertisement does not meet these ad guidelines, that ad will be removed from GO Network.

All advertisers, agents or representatives placing ads on behalf of or with GO Networks must adhere to these advertising guidelines. Infoseek reserves the right of refusal for any advertising placement for any reason, whether due to content, technological, legal, privacy or other considerations.

                                   APPENDIX G

                             PRE-APPROVED STATEMENTS


                 THERE ARE CURRENTLY NO PRE-APPROVED STATEMENTS